Exhibit 99.1

Ariad Reports Second Quarter 2009 Financial Results and Development Progress

Provides Update on Financial Guidance

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 30, 2009--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the second quarter and six months ended June 30, 2009 and provided an update on corporate developments.

Financial Highlights

For the quarter ended June 30, 2009, the Company reported a net loss of $21.0 million, or $0.24 per share, compared to a net loss of $17.3 million, or $0.25 per share, for the same period in 2008. For the six-month period ended June 30, 2009, the Company reported a net loss of $41.2 million, or $0.50 per share, compared to a net loss of $34.3 million, or $0.49 per share for the six-month period ended June 30, 2008. These results reflect increases in research and development expenses in 2009 compared to 2008 due to the continued advancement of the Company’s development programs for ridaforolimus and other product candidates, including AP24534. The increases in research and development expenses were partially offset by decreases in general and administrative expenses in 2009 compared to 2008, due to reduction in activities and costs related to corporate and commercial development initiatives and patent litigation.

For the six-month period ended June 30, 2009, cash used in operations was $18.9 million, compared to cash used in operations of $31.7 million for the same period in 2008. The decrease in cash used in operations is due to the receipt in 2009 of $22.5 million in milestone payments from Merck related to the start of two Phase 2 clinical trials. The Company has made substantial reductions in its projected operating expenses of approximately $7.5 million for the third and fourth quarters of 2009, without materially affecting ongoing clinical development programs, in order to conserve cash and capital. The Company ended the second quarter of 2009 with cash, cash equivalents and marketable securities of $39.5 million, compared to $39.1 million at December 31, 2008.

“We are taking the important steps to strengthen our balance sheet that were outlined when we reported financial results at the end of the first quarter,” said Edward M. Fitzgerald, senior vice president and chief financial officer of ARIAD. “We have reduced our projected operating expenses for the remainder of this year, without impacting our ongoing clinical programs and have made good progress in advancing our business development initiatives.”

Financial Guidance Update

In May 2009, the Company announced that approximately $27 million in milestone payments related to the start of Phase 3 clinical trials of ridaforolimus originally expected to be received in the fourth quarter of 2009 under the ridaforolimus collaboration agreement with Merck would likely be delayed until the first or second quarter of 2010. The Company also indicated that it would be evaluating measures to reduce spending in 2009 on activities not critical to the achievement of our key corporate objectives, as well as actively pursuing various partnering opportunities in order to mitigate the impact of the change in the anticipated timing of receipt of the ridaforolimus milestone payments. Subsequent to that announcement, the Company has implemented measures to reduce its previously projected operating expenses by approximately $7.5 million during the second half of 2009.

As part of the Company’s annual review of the global development plan with Merck, the parties are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in cancer indications beyond sarcomas. At this time, the joint development committee of the partnership has not reached a decision as to the optimal registration strategy for ridaforolimus in patients with breast cancer. Merck has advised the Company that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer, based on Merck’s evaluation of the expected future market environment. As a result, the Company currently expects that milestones related to the initiation of the Phase 3 trials discussed above will be delayed beyond the first half of 2010, and the timing of receipt of any Phase 3 related milestones and the future cost of the ridaforolimus program will depend upon revisions to the global development plan currently under discussion with Merck.

The Company has also continued to evaluate additional potential sources of funding and various operating scenarios with the goal of continuing to advance its key corporate objectives to the maximum extent possible. The Company believes that there are potential sources of funding under its collaboration with Merck and other business development opportunities, which it is actively pursuing. While there can be no assurance that any or all of these nearer-term potential sources of funding will become available in 2009 or 2010, or at all, if the Company is able to secure sufficient funds for its operations through 2010 and is successful in obtaining FDA approval of ridaforolimus in sarcomas in late 2010 or early 2011, the Company will begin generating revenues from ridaforolimus sales and also expects to have access to a $200 million funding facility from Merck to fund development costs under its collaboration agreement. The nearer-term potential sources of funding include the following:

  Upfront and milestone payments under partnering and licensing transactions. Based on recently announced preliminary results from the ongoing Phase 1 clinical trial of its second product candidate, AP24534, the Company believes that there is significant potential for it to enter into a partnership agreement related to the development of AP24534 providing a substantial upfront payment. The Company believes that the potential for such a collaboration could be further enhanced by the possibility that the data from the Phase 1 clinical trial may enable it to proceed directly to a pivotal registration trial of AP24534 in certain patients with chronic myeloid leukemia (CML) and Philadelphia positive acute lymphoblastic leukemia (Ph+ ALL). The Company also is pursuing potential partnering of AP26113 and the licensing or sale of our ARGENT technology for research and laboratory applications.
  Milestone payments under the Merck collaboration. The Merck collaboration provides for payments to ARIAD totaling up to $652 million upon the achievement of specified milestones related to the development and commercialization of ridaforolimus in up to five cancer indications. These include up to $40 million upon the initiation of Phase 2 clinical trials (all of which has been earned and received to date), $88 million upon the initiation of Phase 3 clinical trials (of which $13.5 million has been earned and received to date), up to $324 million upon regulatory filings and regulatory approvals in various territories, and up to $200 million upon achievement of specified sales thresholds.

Based on the current status of enrollment and disease progression events in the Phase 3 SUCCEED trial of ridaforolimus, as well as the statistical power and design of the trial, the Company believes that there is a reasonable possibility that the available clinical data at the time of the second interim analysis of efficacy by the independent Data Safety Monitoring Board would be sufficient to demonstrate a statistically significant difference in the primary endpoint of the trial, progression-free survival, when comparing the ridaforolimus and placebo treated patients. The Company believes that such an outcome would enable it to submit an NDA to the FDA in mid-2010 and allow for the possibility of FDA approval of ridaforolimus by the end of 2010 or early 2011. The acceptance by the FDA of the submission of the NDA and subsequent FDA approval of ridaforolimus would each trigger a $30 million milestone payment to ARIAD under the Merck collaboration. Subsequent regulatory approvals of ridaforolimus for use in sarcomas in Europe and Japan would also trigger milestone payments to the Company by Merck. If the results from the outcome of the second interim analysis of its ongoing SUCCEED trial demonstrate that the primary endpoint has been achieved, the Company believes that there is a reasonable likelihood that it will receive at least $30 million in regulatory milestone payments from Merck in the second half of 2010.

  Costs and funding of global development plan. As part of the annual review of the global development plan with Merck, the parties are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in potential cancer indications beyond sarcomas. These discussions involve scientific, medical, commercial and financial input from the partners. The Company anticipates that these discussions will result in an update to the existing annual global development plan that defines the scope, timing and costs of ongoing development, including which clinical trials will be pursued and when they will likely be initiated, and the expected timing and amounts of related milestone payments. In connection with any revision to the global development plan, the Company may also consider revisions of the cost sharing and funding provisions of the collaboration.

While none of the foregoing sources or timing of funding is assured, the Company believes that the number and variety of potential sources of funding under its collaboration agreement with Merck and other business development opportunities increases the likelihood that it will receive additional payments to help fund its operations. The Company will continue to evaluate, and pursue as appropriate, other potential sources of capital to fund its operations.

There can be no assurance that the Company will receive any of such payments in the timeframes it has identified, or at all, and if it cannot secure adequate funding from these sources, the Company may be required to reduce its operations, delay, scale back, eliminate or terminate clinical trials for one or more of its research and development programs, enter into licenses or other arrangements with third parties on terms that may be unfavorable to it, or to pursue other types of financing. Unless the Company is able to obtain access to additional funds during the remainder of 2009, it would be required to scale back its operations over the remainder of 2009.

SUCCEED Trial On Schedule

Based on current enrollment rates, the global, Phase 3 SUCCEED trial of its investigational mTOR inhibitor, oral ridaforolimus, remains on track for full patient enrollment by year-end 2009. The 650-patient SUCCEED trial in patients with metastatic soft tissue and bone sarcomas is now over two-thirds enrolled with more than 450 patients in the study.

The Company expects to receive the report of the first interim analysis of efficacy from the independent Data Safety Monitoring Board (DSMB) in September 2009. In addition, the Company expects that two-thirds of the disease progression events in the trial will occur by approximately year-end 2009, and that it will receive the report of the second interim analysis from the DSMB by the end of the first quarter of 2010.

Additional Progress in the Clinic

In addition to the SUCCEED trial, ARIAD and its ridaforolimus development partner, Merck & Co., Inc., are continuing clinical development of oral ridaforolimus in patients with advanced breast, endometrial, prostate and non-small cell lung cancers. Preliminary data from two ongoing clinical trials evaluating ridaforolimus in combination with trastuzumab (Herceptin®) in patients with resistant, metastatic breast cancer and with bevacizumab (Avastin®) in heavily pretreated patients with refractory, metastatic solid tumors were announced by ARIAD earlier this week. Abstracts describing these data have been submitted for presentation at major medical meetings to be held later this year. As described above under “Financial Guidance Update,” the joint development committee of the partnership has not reached a decision as to the optimal registration strategy for ridaforolimus in patients with breast cancer, and Merck has advised the Company that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer based on Merck’s evaluation of the expected future market environment.

ARIAD also announced preliminary clinical data from the ongoing clinical trial of its investigational, Bcr-Abl inhibitor, AP24534, in patients with drug-resistant, CML and other hematological cancers. The preliminary trial results provide initial clinical evidence of hematologic, cytogenetic and molecular responses and anti-cancer activity of AP24534 in heavily pretreated patients with resistant and refractory CML and Ph+ ALL, including those with the T315I mutant variant of the target protein, Bcr-Abl. An abstract describing these data is being submitted for presentation at a major medical meeting also to be held later this year.

“We made important progress in advancing our clinical programs for ridaforolimus and AP24534 in the second quarter of 2009 and now are beginning to see promising data emerge from these studies,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We expect the second half of 2009 to be highlighted by likely completion of enrollment in the SUCCEED trial and clinical data announcements at major medical meetings.”

Upcoming Medical Meeting

Clinical investigators will present data on oral ridaforolimus in combination with bevacizumab (Avastin®) in patients with heavily pretreated, advanced solid tumors at the upcoming European Society of Medical Oncology (ESMO) meeting, Berlin, Germany, September 20 to 24, 2009. This will be the first time that complete data from the study will be presented.

Upcoming Investor Meeting

ARIAD will make a corporate presentation at the following upcoming investor conferences:

  Rodman & Renshaw Annual Healthcare Conference, New York City, September 9 to 11, 2009.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today, July 30, at 4:15 p.m. (EST). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 800-561-2813 (domestic) or 617-614-3529 (international) five minutes prior to the start time and providing the passcode 59246348. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the enrollment in, and timing of, the interim analyses of the SUCCEED trial, enrollment in other clinical trials of ridaforolimus, reporting of clinical proof-of-concept data for AP24534, the timing of the receipt of additional milestone payments under our collaboration agreement with Merck, the future costs of our ridaforolimus program, our opportunities to secure additional sources of funding and the other statements made under the caption “Financial Guidance Update.” Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

Avastin® and Herceptin® are registered trademarks of Genentech, Inc., a member of the Roche Group.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

License and collaboration revenue	$2,094	$1,450	$3,993	$2,945
Operating expenses:
Research and development	15,807	11,827	33,555	22,702
General and administrative	4,814	7,029	8,940	15,178
Total operating expenses	20,621	18,856	42,495	37,880
Other income, net	(2,427)	139	(2,686)	657
Net loss	$(20,954)	$(17,267)	$(41,188)	$(34,278)

Net loss per common share	$(.24)	$(.25)	$(.50)	$(.49)

Weighted average number of shares of common stock outstanding	86,358,621	69,363,731	81,941,432	69,339,484

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	June 30, 2009	December 31, 2008
	(Unaudited)

Cash, cash equivalents and marketable securities	$39,535	$39,068
Total assets	$68,160	$68,188
Working capital	$17,564	$14,174
Deferred revenue, total	$115,769	$97,264
Total liabilities	$156,452	$137,386
Stockholders’ deficit	$(88,292)	$(69,198)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Six Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)

Net cash used in operating activities	$(18,913)	$(31,716)
Net cash provided by (used in) investing activities	4,588	(3,532)
Net cash provided by financing activities	22,317	9,951

Net increase (decrease) in cash and cash equivalents	$7,992	$(25,297)

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208